THE SYMBOL "[***]" IS USED TO INDICATE THAT A PORTION OF THE EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS."

TEAMING AGREEMENT

This Agreement is made this thirty first day of January 2002, by and between Environmental Technologies Group, Inc., a corporation organized and existing under the laws of the State of Delaware with offices at 1400 Taylor Avenue, Baltimore, Maryland 21234, (hereinafter "ETG") and Cepheid, a corporation organized and existing under the laws of the State of California, with offices at 1190 Borregas Avenue, Sunnyvale, California 94089 (hereinafter "Cepheid").

BASIS FOR AGREEMENT

WHEREAS, ETG has extensive experience and capabilities in the development and production of militarized bio detection systems for the US Department of Defense and is an accomplished US defense prime contractor with capabilities including program management, design and development, production, integrated logistics support, technical publications, and training;

WHEREAS, CEPHEID has extensive experience and capabilities in the design, development, and manufacture of systems for processing polymerase chain reaction (PCR) technology and other nucleic acid-based analysis methods;

WHEREAS, the ETG and CEPHEID believe that through a cooperative effort they could win the [***], which requires the development and production of militarized bioagent detection systems, through a mutually beneficial relationship.

NOW, THEREFORE, in consideration of the foregoing and for other valuable consideration the sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.0 DEFINITIONS

Except as otherwise specified or as the context may otherwise require, the following terms have the meanings indicated below for all purposes of this Agreement and the definitions of such terms are equally applicable both to the singular and plural forms.

1.1 "Party" or "Parties" means ETG and CEPHEID.

1.2 The "Product" means a bioagent detection system designed for the Product Procurement.

1.3 A "Derivative" of the Product means variations of, or modifications to, the Product that are made after the design is selected for production, this includes, but is not limited to: (a) any modifications to accommodate varying mission capabilities; (b) any modifications to incorporate new and improved technology, or (c) any other modification or variation of any nature by the Customer.

1.4 "Product Procurement" means the [***] Program including Program Blocks I through III.

1.5 "Customer" means the Program and Procurement Offices responsible for the [***] specifically and the Department of Defense generally.

1.6 "Technical Know-how" means all recorded and unrecorded information and knowledge relating to the design, development of production, installation and operation of the Product.

1.7 "Technical Data" means recorded information, regardless of form of media on which it is recorded, relating to the design, development or production of the Product. The term includes technical information of a scientific or technical nature, and computer software. Computer software includes computer programs and associated data comprising a series of instructions, rules, routines or statements which allow or cause a computer to execute an operation or series of operations. It also includes source code listings, design details, algorithms, processes, flow charts, formula and related material that would enable the computer program to be produced, created or completed.

1.8 "License Agreement" shall refer to the Patent and Technology Licensing and Supply Agreement dated August 9, 2001 executed by the Parties.

1.9 "Proprietary Information" means any and all knowledge, know-how, or other information disclosed by either Party to the other, either orally or written, and materials transferred under this Agreement, if so marked at the time of delivery and, in the case of oral information, is so designated at the time of delivery and confirmed in writing by the disclosing Party within thirty (30) days after oral disclosure. Technical Know-how and Technical Data can also be Proprietary Information if handled as described in the preceding sentence. Notwithstanding the foregoing, Proprietary Information will not include information or materials that:

1.9.1 the receiving Party can demonstrate by competent, contemporaneous written records was known to it prior to the date of disclosure hereunder by the disclosing Party;

1.9.2 is public knowledge, or becomes public knowledge, other than by breach of this Agreement by the receiving Party or by anyone to whom the receiving Party disclosed such information;

1.9.3 is lawfully disclosed to the receiving Party by a third party who is not obligated to the disclosing Party or any other party to retain such information in confidence;

1.9.4 is independently developed by the receiving Party without knowledge of the information of the disclosing Party as demonstrated by competent, contemporaneous written records.

1.9.5 is not marked or designated as Proprietary Information.

2.0 FORMATION OF THE TEAM

2.1 ETG and CEPHEID hereby exclusively team for the purposes of winning contracts in support of the Product Procurement.

2.2 The Parties agree that the appropriate prime contractor for each contract and/or block of the Procurement Program may differ due to the needs of that contract. The Parties will mutually agree on which Party is most appropriate to prime each Product Procurement opportunity in order to maximize the potential for award. The decision regarding choice of the prime contractor and the planned activities by each Party for each given Product Procurement opportunity will be documented in exhibits to this agreement. Reference to prime contractor and subcontractor in this Agreement will refer to the designated roles identified in the mutually agreed upon said exhibits. ETG will serve as the prime contractor on behalf of the team in connection with submitting a proposal and performing any contract resulting therefrom, and that CEPHEID shall serve as subcontractor to ETG for such portion of the contractual effort, as is identified in Attachment 1 hereto, which are incorporated herein by reference. The Parties agree that this relationship will continue beyond the Product Procurement identified herein as specified by future program requirements and may be extended on a case by case basis subject to mutual agreement.

3.0 RELATIONSHIP OF THE PARTIES

3.1 ETG and CEPHEID shall act as independent contractors in the performance of this Agreement and neither Party shall act as agent for or partner of the other Party. Nothing in this Agreement shall be deemed to constitute, create, give effect to or otherwise recognize a joint venture, partnership, or formal business relationship of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein. Nothing contained in this Agreement shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both Parties.

3.2 This Agreement is not intended to and shall not be interpreted to or in any way abridge, limit, or restrict the rights of the Parties to pursue, either independently or in conjunction with any other person or entity, business opportunities relating to acquisitions other than Product Procurement.

3.3 This Agreement has been entered into solely for the benefit of the Parties hereto and is not intended to create any legal, equitable, or beneficial interest in any third party, or to vest in any third party any interest with respect to the enforcement or performance of this Agreement. The Parties agree that no Customer has any legal interest in this Agreement, or in any dispute arising hereunder, and that no Customer is a necessary or indispensable party to any action or proceeding for the resolution of such disputes. The Parties further agree not to assert in any such proceeding that any third party is necessary or indispensable to such proceeding or to a determination of the relief to be granted therein.

4.0 TECHNOLOGY TRANSFER

4.1 Upon the execution of this Agreement and throughout the term of this Agreement, and in reliance upon the provisions and covenants set forth herein:

4.1.1 ETG shall disclose to CEPHEID and agree to CEPHEID's use, on such terms as are provided herein, all such Technical Data and Technical Know-how relating to the Product as may be reasonably necessary for the discharge by CEPHEID of its responsibilities under this Agreement.

4.1.2 CEPHEID shall disclose to ETG and agree to ETG's use, on such terms as are provided herein, all such Technical Data and Technical Know-how relating to the Product as may be reasonably necessary for the discharge by ETG of its responsibilities under this Agreement.

4.1.3 Should any of the Technical Data and Technical Know-how disclosed by the Parties be covered by the License Agreement, the terms and conditions of the License Agreement will govern the use of the said Technical Data and Technical Know-how, except to the extent the Parties agree that said Technical Data and Technical Know-how can and will be used in support of the this Agreement and the pursuit of the Product Procurement.

4.2 Technical Data and Technical Know-how exchanged hereunder shall be not be used except for the purposes expressly set forth in this Agreement. Section 15 of this agreement will govern the confidentiality of the Technical Data and Technical Know-how.

4.4 In the event of a termination by ETG either Party of this Agreement as result of a material breach or material default of CEPHEIDby the other Party, CEPHEID Tthe breaching/defaulting Party shall, at no further cost to ETGthe nonbreaching/nondefaulting Party, promptly transfer and agree to ETG's the nonbreaching/nondefaulting Party's use of all hardware and software and any Technical Data and Technical Know-how owned or controlled by CEPHEID the breaching/defaulting Party that is reasonably necessary to enable ETG the nonbreaching/nondefaulting Party independently to perform or have performed by others all requirements set forth in this Agreement that CEPHEID the nonbreaching/nondefaulting Party would have been obligated to perform under any awarded contracts from the Customer for the Product Procurement.

5. RESPONSIBILITIES OF THE PARTIES

 5.1 The Parties in good faith will carry out the obligations set forth in this Agreement. The Parties shall cooperate with one another, invest their respective resources, and exert all reasonable and proper efforts to secure selection of ETG the Parties foras prime contractor award underfor the Product Procurement.as the prime contractor for the Product Procurement and CEPHEID as subcontractor to ETG.

5.2 As prime contractor on behalf of the ETG-CEPHEID team in connection with the Product Procurement, ETG the prime contractor for each Product Procurement opportunity shall exclusively:

5.2.1 Coordinate all contracts and communications with the Customer relating to the Product Procurement.

5.2.2 Be responsible for proposal preparation, proposal management prime contract negotiation and prime contract administration. ETG reserves the right to refrain from submitting a proposal in which case CEPHEID is released from all obligations of this Agreement except with respect to Section 15 and may independently pursue other business opportunities.

5.2.3 Issue to CEPHEID the subcontractor a request to prepare a Proposal for that portion of the prime contract solicitation that relates to the effort of CEPHEID the subcontractor identified in the Statement of Work, attached hereto as Attachment 1exhibits, which andare incorporated herein by reference, and which outline the responsibilities of each Party for each Product Procurement opportunity.

5.2.4 Advise CEPHEID the subcontractor of all elements or aspects of proposal or bidding information as may be furnished to ETG the prime contractor by the subcontractorCEPHEID that the prime contractorETG deems to require modification or correction so as to enable CEPHEIDthe subcontractor, in a timely fashion, to modify such proposal or bidding information to the extent agreed to by ETG and CEPHEIDthe Parties to maximize the ability of the ETG - CEPHEID team to compete successfully for the Product Procurement.

5.2.5 To the extent practicable, consult with CEPHEID the subcontractor on proposal or bidding decisions affecting proposals or proposal information submitted by CEPHEIDthe subcontractor, provided however, that all ETG the prime contractor decisions shall be final.

5.2.6 Upon the an award to ETG of anythe prime contractor resulting from the Product Procurement, award to CEPHEID a subcontract to the subcontractor for the performance of such portion of the contractual effort as is identified in the applicable exhibitAttachment 1, attached hereto, subject to the following conditions:

(a) That such subcontract shall be subject to the approval of the Customer and any cognizant agency or instrumentality of the United States.

(b) That subcontract shall include any required clauses from the prime contract and such other clauses as the Parties may agree.

(c) The Parties shall mutually agree to negotiate in good faith (to conclude within 90 days) subcontract specifications, statement of work, delivery schedule and financial terms, including competitive price. In negotiating the financial terms the Parties shall consider:

a. Actual cost of the relative contributions by each Party, in terms of human resources, outside expenditures, and capital equipment, in preparing, submitting or sustaining proposals or bids, the selection and negotiation process, including "fly-off" trials.

b. Relative proportions of total standard cost of the final Product due to the systems, subsystems, components, and consumables comprising the final Product, to ensure equitable sharing of allowable mark-up.

c. Relative contribution of proprietary technology or intellectual property to the program by each Party.

d. Relative contribution by each Party to marketing, sales and support of the Product following Procurement.

5.2.7 In the event that the effort identified in Attachment 1the applicable exhibit, is changed for any reason during the Product Procurement, the scope of Attachment 1the applicable exhibit, shall be adjusted so as to ensure that each party's proportional participation in the Product Procurement is not reduced.

5.2.8 Not participate in any aspect of the Product Procurement, or any contracts awarded thereunder in combination with any party other than the subcontractor than CEPHEID for work agreed to in Attachment 1the exhibits. This does not preclude ETG nor CEPHEIDthe Parties from pursuing independently, or in conjunction with another party business opportunities that have different but related requirements than those contemplated by this Agreement.

5.3 As a subcontractor on behalf of the ETG- CEPHEID team in connection with the Product Procurement, CEPHEID the subcontractor shall:

5.3.1 Offer ETG the prime contractor advice and aid, and prepare the substantive content of its area of the proposal and other data including, engineering, management, technical, and cost information, as well as exhibits, designs, Technical Data, Technical Know-how and plans relating to the effort identified in Attachment 1the exhibits, and any additional activities within the general scope of those detailed in in Attachment 1the exhibits, which ETG the prime contractor may reasonably request of CEPHEID the subcontractor and which ETG the prime contractor deems to be necessary or desirable to facilitate the successful competition by the SI ETG - CEPHEID team for the Product Procurement and the performance of any contracts resulting therefrom.

5.3.2 Prepare and deliver, within the time limits prescribed by ETGthe prime contractor, formal, firm and responsive subcontract proposals in response to all requests to prepare proposals issued by ETG the prime contractor to the subcontractorCEPHEID in connection with the Product Procurement.

5.3.3 Submit to ETG the prime contractor with each price proposal all cost and pricing data, as well as executed Forms SF 1411 and Certificates of Current Cost of Pricing Data, if required by the Truth in Negotiations Act, P.L. 87-653 as amended.

5.3.4 Submit to ETGthe prime contractor, upon ETG's the prime contractor's request, an executed Certificate of Procurement Integrity in the form specified in Federal Acquisition Regulation 52.203-8 or it successor clause.

5.3.5 Modify within the time limits prescribed by ETG the prime contractor and to the extent agreed to by ETG and CEPHEIDthe Parties, any proposals, bids or other information furnished to ETG the prime contractor by the subcontractorCEPHEID in the discharge of its responsibilities hereunder.

5.3.6 Participate, to the extent necessary, in negotiations and other communications with Customer, including periodic proposal, technical, and management reviews and presentations as well as in the marketing and public relations aspects of the Product Procurement. In negotiating the financial terms the Parties shall consider:

a. Actual cost of the relative contributions by each Party, in terms of human resources, outside expenditures, and capital equipment, in preparing, submitting, or sustaining proposals or bids, the selection and negotiation process, including "fly-off" trials.

b. Relative proportions of total standard cost of the final Product due to the systems, subsystems, components, and consumables comprising the final Product, to ensure equitable sharing of allowable mark-up.

c. Relative contribution of proprietary technology or intellectual property to the program by each Party.

d. Relative contributions by the Parties to marketing, sales and support of the Product following Procurement.

    5.3.7 In the event of award to ETG the prime contractor of a contract resulting from the Product Procurement, CEPHEID the subcontractor will accept and perform subcontract, mutually agreed to in accordance with paragraph 5.3.6 above for that portion of the effort as identified in Attachment 1the exhibits, hereto.

5.3.8 Provide a sufficient number of competent personnel, as agreed to between ETG and CEPHEIDthe Parties, to assist in the effective and timely integration of CEPHEIDthe subcontractor`s materials and data into the prime contract proposed and provide access to ETG the prime contractor at CEPHEID's the subcontractor's facilities as necessary to carry out any of the purposes of this Agreement, and otherwise extend to ETG the prime contractor such cooperation as may be necessary to ensure the success of the ETG - CEPHEID team in the competition for the Product Procurement and in the performance of any contract(s) resulting therefrom.

5.3.9 Not participate in any aspect of the Product Procurement, or any contract(s) awarded thereunder, independently or in combination with any party other than ETG the prime contractor. Notwithstanding the foregoing, however, nothing in this Agreement shall preclude CEPHEID the subcontractor from fulfilling its obligations to third parties in contracts entered into prior to the date of this Agreement.

5.3.10 Notwithstanding paragraph 5.2.6(c) above, if ETG the prime contractor determines that the Parties' proposal costs or price must be reduced to submit a competitive price proposal, the Parties will agree to a proportional reduction of each Party's share of the proposed cost and price. Such reduction may involve redistribution or reduction of CEPHEIDthe subcontractor`s work as described in Attachment 1the exhibits, attached hereto, or any other form of required contractor participation.

5.4 Each Party shall bear its own costs, expenses, risks, and liabilities incurred in connection with its respective portion of the preparation, submission, and sustaining of proposals or bids, the selection and negotiation process. Neither Party shall have any right to reimbursement, payment or compensation of any kind from the other during the period up to the award of a contract. However, each Party will track and record actual costs and expenses according to agreed upon accounting principles and procedures, and the relative amount of such costs and expenses will be considered by the Parties in negotiating the financial terms under 5.2.6 (c) and 5.3.6.

6.0 ADDITIONAL SUBCONTRACT PROVISIONS

CEPHEID`s subcontract with ETGThe subcontractors issued by the prime contractor in support of the Product Procurement shall include: (i) designations of key personnel, (ii) mutually acceptable key personnel clauses, and (iii) provisions for ETG the prime contractor's accessibility to CEPHEIDthe subcontractor`s work.

7.0  DISPUTES

7.1 Any claim for the threatened, alleged, or actual breach of this Agreement by either Party, including without limitation any claim, controversy or dispute concerning the determination (in accordance with the provisions of this Agreement) of the (i) work share, (ii) price, or (iii) terms and conditions of any implementing subcontract to be awarded by ETG the prime contractor ("Dispute"), which cannot otherwise be resolved after good faith negotiations by the Parties, shall be resolved as follows:

7.1.1 The Dispute shall be submitted in writing to the head of the operating units performing the work hereunder. The heads of the operating units shall attempt to resolve the Dispute within seven (7) calendar days of such submission.

7.1.2 In the event the Dispute is not resolved through the process identified above, the Dispute shall be settled by arbitration in the city of New York, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") as modified by subparagraphs (a) and (b) below, and judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof, provided, however, that any arbitration will be conducted with a single arbitrator mutually agreed upon by both parties, and selected from a list of arbitrators provided by the AAA. In the event the parties are unable to agree upon a single arbitratorion within thirty (30) days after a demand for arbitration is filed, the AAA will request to appoint a single arbitrator.

      (a) Any arbitration proceedings commenced pursuant to this Agreement shall commence within ten (10) calendar days of consent by the arbitrator to serve as the arbitrator and shall conclude within fourteen (14) calendar days of commencement, unless the proceedings are otherwise extended by mutual written agreement. There shall be no discovery in the proceeding (for example, interrogatories, requests for admissions, request for production of documents, depositions) by the Parties nor shall the arbitrator have the authority to require the production of documents by the Parties. The arbitrator shall have the authority to require the presence at the arbitration of current and former employees of the Parties as witnesses provided, however, the arbitrator shall not have the authority to require any such witness to bring with them any documents.

(b) In reaching a decision, the arbitrator shall apply and adhere to the laws of the State of Maryland, which will apply without regard to the principles of conflicts of law.

8.0 INDEMNITY

  8.1 Each party (hereinafter referred to for the purposes of the clause as the "Indemnitor") shall indemnify and completely hold harmless the other Party from any and all claims, damages, demands, suits, actions, judgments, liabilities, defaults, cost or expenses, against a party or the ETG- CEPHEID team as a result of the following:

  8.1.1 Any damage or injury to any party (including Indemnitor), its employees, agents, or property, or for any injury to a third party or its property, which is caused to any degree or any extent by the Indemnitor, its employees, agents, suppliers, or subcontractors in the course of performance of or ass a result of performance of this Agreement.

8.1.2 In the event of a contract with the United States Government, any assertion by the Government pursuant to the clause in a contract arising from the Product Procurement entitled "Price Reduction For Defective Cost Or Pricing Data" that any cost, price, or fee included in the contract should or will be reduced as a result of, or arising out of facts attainable to cost or pricing data furnished or required to be furnished by the Indemnitor or a subcontractor or prospective subcontractor of the Indemnitor which was not complete, accurate, or current.

8.1.3 Any civil or criminal penalty or fine incurred by the parties or the ETG - CEPHEID team to the extent caused by the Indemnitor, its employees, agents, representatives, suppliers or subcontractors.

8.1.4 Any cost, price or profit included in a contract is reduced because of any failure on the part of the Indemnitor to comply with the provisions of a contract arising from the Product Procurement. In the event of a contract with the United States Government, this subparagraph 8.1.4, includes, but is not limited to, a failure to comply with the provisions of the "Cost Accounting Standards" clause, if applicable, of such contract.

8.1.5 In the event a contract with the United States Government, any civil, criminal, or contractual penalty or fine or adverse administrative action incurred by the Parties of the ETG - CEPHEID team which is caused by any failure on the part of the Indemnitor, its employees, agents, or representatives to comply with the procurement integrity provisions of Public Law No. 100-676 (OFPP Act), as amended, or its implementing regulations or contract clauses.

9.0 TERMINATION

9.1 This Agreement shall terminate and have no further effect, except with respect to the provisions in Sections 4 and 15, which shall survive for the periods specified therein, and Section 8, which shall survive termination of this Agreement, upon the occurrence of any of the following events:

9.1.1 Mutual written agreement signed by both parties.

9.1.2 An official announcement that: (a) the procurement Product Procurement contemplated by this Agreement has been canceled; (b) ETG the prime contractor is not within the competitive range and not subject to reinstatement; or (c) the award(s) contemplated by this Agreement has been made to a contractor other than ETGthe prime contractor. However, in the event of a protest of such award to the General Accounting Office, a Government Agency, administrative board or a court, this Agreement shall remain in force and affect until such time as the protest has been resolved and the contract has been awarded.

9.1.3 Expiration of three (3) years from the date of this Agreement if the Customer has not by that time entered into negotiations or discussions with ETG the prime contractor for the Product Procurement.

9.1.4 The failure of the Parties to enter into the proposed subcontract(s) as a result of: (a) not meeting any of the conditions in paragraph 5.2.6 above; or (b) ETG's the prime contractor's election not to submit any proposal(s), bid(s), or other submissions.

9.1.5 In the discretion of either Party if the other Party is suspended, debarred, has its security clearance revoked, files for bankruptcy, is alleged to have violated any federal laws or regulations relating to procurement, or experiences any impairment in its capacity to contract.

9.1.6 In the discretion of either Party, in the event of a material breach or material default by the other Party of its obligations under this Agreement.

10.0 AGREEMENT EXTENSION

This Agreement may be extended, subject to Section 9 by a mutually executed written agreement or amendment to this Agreement of the Parties for subsequent periods.

11.0 CUSTOMER DIRECTION

ETG The Parties will use reasonable efforts to convince the Customer that Cepheid technology is preferred for the Product Procurement. However, it is understood that ETG the prime contractor may be required by the Customer to place the work contemplated as CEPHEID's the subcontractor's responsibility with another source, or to require that work be bid on a competitive basis. In either event, it is agree that ETG the prime contractor shall comply with the Customer's requirements, and under such circumstances, ETG the prime contractor shall have no further obligation to CEPHEID the subcontractor hereunder, except with respect to the provisions hereof in Sections 5, 8, and 15.

12.0 INVENTIONS AND PATENTS

12.1 The provisions of this Section 12 apply to any inventions and/or patents conceived through the efforts of this Agreement which would not be covered by the terms and conditions of the License Agreement. Except as otherwise provided in this Agreement or in the License Agreement, this Agreement does not offer or grant to the recipient any rights in or license under any present or future drawings, data, plans, ideas, or methods disclosed pursuant to this Agreement.

12.2 Any inventions jointly made by the employees of each Party hereto in the course of the proposal effort shall be jointly owned by the Parties. ETG The prime contractor shall have the primary right to file such patent application thereon, including domestic and foreign, as it may deem appropriate in the name of both Parties. ETG's The prime contractor's right to first refusal to file is limited to a period of one hundred twenty (20) days following the date of invention and prior to any publication associated with the invention. In the event ETG the prime contractor elects not to file any such patent application, CEPHEID the subcontractor shall have the right to do so. The Parties shall share equally the costs associated with filing such joint patent application.

12.3 With respect to inventions conceived by employees of one Party only in the course of the proposal effort, such Party shall have the exclusive right to file patent application(s) thereon in its own name, and in such event a royalty-free, non-exclusive, irrevocable license to make, have made, use and sell the invention shall be granted to the other Party only to the extent necessary for the performance of the Product Procurement. The Party filing such patent application shall be solely responsible for all costs associated with filing the patent application.

12.4 With respect to inventions conceived with jointly by the Parties or by only one Party during the course of any contracts awarded in support of the Product Procurement, the rights and responsibilities of the Parties will be those agreed to by the parties in any subcontracts from ETG the prime contractor to CEPHEIDthe subcontractor.

13.0 RELEASE OF INFORMATION

The Parties hereby agree that publicity materials (including, but not limited to, publications or releases to media or to the general public, including advertising) relating to CEPHEID's support to ETGthe Parties' collaboration on the Product Procurement shall require the mutual written consent of the Parties, such consent shall not be unreasonably withheld. If necessary, ETG the prime contractor shall request Customer approval to issue any publicity material.

14.0 ASSIGNMENT

Neither this Agreement or any interest herein may be assigned, in whole or in part, by either Party without the prior written consent of the other Party, except that without securing such prior consent, either Party shall have the right to assign this Agreement to its parent or any wholly owned subsidiary of its parent, provided the assigning Party shall remain liable and responsible to the other Party hereto for the performance and observance of all such obligations.

15.0 CONFIDENTIALITY

15.1 The receiving Party will not use Proprietary Information of the disclosing Party except for the purposes expressly set forth in this Agreement

15.2 The receiving Party will not disclose Proprietary Information to others (except to its employees, consultants, agents, and potential and actual collaboration partners, and contract manufacturers, who reasonably require same for the purposes of this Agreement and who are bound to the receiving Party by like obligations as to confidentiality) without the express written permission of the disclosing Party.

15.3 The receiving Party may disclose Proprietary Information to the extent such disclosure is reasonably required by law or judicial order; provided, however, that the Party required to make such disclosure shall seek confidential treatment of the Proprietary Information to the fullest extent possible and shall give the other Party prompt written notice thereof and opportunity to seek protective treatment of the Proprietary Information.

15.4 The confidentiality obligations in this Section 15 shall not apply to the extent that the Proprietary Information or information created pursuant to this Agreement is a necessary or appropriate part of the information and data submitted for purposes of regulatory approval (including, but not limited to export) of the Product or the Product Procurement; provided; however, that to the extent practicable such submissions shall be made on a confidential basis. Such a regulatory disclosure shall in no way be interpreted as a public disclosure.

15.5 The Parties recognize that Proprietary Information may be included in proposals to the Customers in support of the Product Procurement and that such disclosures are authorized under this Agreement, so long as appropriate confidentiality protection markings are used and any other appropriate measures taken to ensure protection of the disclosed Proprietary Information.

 15.6 The confidential and non-use obligations under this Section 15 shall extend for the term of this Agreement and five years thereafter.

 15.7 Nothing in this Section 15 or this Agreement shall be construed to prevent either Party from disclosing to affiliated companies Proprietary Information obtained from the other Party during this Agreement, provided that such Proprietary Information is used in a manner consistent with this Agreement, and further provided that said affiliated companies are bound by a like confidentiality obligation with respect to such Proprietary Information.

16.0 NOTICES

 Any notice, demand, request, statement, or other writing required or permitted by this Agreement shall be deemed to have been sufficiently given when delivered electronically or personally or when mailed by certified or registered United States mail, postage prepaid, addressed as follows:

Environmental Technologies Group, Inc.                           CEPHEID

1400 Taylor Avenue                                                          1190 Borregas Avenue

Baltimore, Maryland 21234                                               Sunnyvale, California 94089

Attn: Jill McClune Myrick                                                Attn: Chris McReynolds

17.0 APPLICABLE LAW

This Agreement shall be governed by the laws of the State of Maryland, without regard to the principle of conflicts of laws.

18.0 SEVERABILITY

 If any term, provision, covenant, condition or portion of this Agreement is held invalid or unenforceable for any reason, the remaining terms, provisions, covenants, conditions or portions of this Agreement shall remain in effect. The Parties further agree that in the event such invalid or unenforceable portion is an essential part of this Agreement, the Parties will immediately negotiate a replacement.

18.0 ARTICLE HEADINGS

The articles headings of this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

19.0 EFFECTIVE DATE

The effective date of this Agreement shall be the date of the last signature below.

20.0 ENTIRE AGREEMENT

This Agreement, including the attachments referenced herein, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof and supersedes all prior oral or written representations and agreements. It shall not be varied by any oral agreements or representations, or otherwise, except by an instrument in writing of subsequent date hereto duly executed by authorized representations of the Parties.

IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its duly authorized representative.

ENVIRONMENTAL TECHNOLOGIES                                                   CEPHEID
GROUP, INC.

Signed  /s/ Jill McClune Myrick                                                                  Signed    /s/ Thomas Gutshall

By                                                                                                                By

Title                                                                                                              Title

Date                                                                                                              Date

ATTACHMENT Exhibit 1

STATEMENT OF WORK

[***]

The above plan is subject to modification, upon agreement by both Parties, in the event that the final RFP or other guidance from the procuring/contracting bodies indicate that a different approach is warranted.